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                                                                    Exhibit 99.5

               CHITTENDEN CORPORATION PRESS RELEASE MAY 28, 1999

      CHITTENDEN ANNOUNCES ACQUISITION OF VERMONT FINANCIAL SERVICES CORP.
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Burlington, Vermont - Chittenden Corporation (NYSE:CHZ) Chairman, President and
Chief Executive Officer, Paul A. Perrault, announced that Chittenden has received all necessary regulatory and shareholder approvals for its acquisition of Vermont Financial Services Corp. (NASDAQ:VFSC), the parent company of Vermont National Bank and United Bank in Massachusetts. The acquisition is scheduled to become effective as of the close of business today.

Vermont Financial Services Corp. had total assets and stockholders' equity of $2.1 billion and $216 million, respectively, at March 31, 1999. In the transaction, Vermont Financial common stock will be converted into Chittenden common stock at a fixed exchange ratio of 1.07. Approximately14 million shares of Chittenden common stock will be issued in the transaction, which will bring the total number of Chittenden shares outstanding to approximately 28 million. The acquisition is being accounted for as a pooling of interests.

Perrault commented, "We are extremely pleased to have finalized this acquisition within our expected timeframe." Perrault continued, "The combination of our two companies will provide our customers with a strong, Vermont-based banking company well positioned for further initiatives throughout the Northeast. In addition, the acquisition will provide an entree into the southern New Hampshire market while offering additional opportunities in our existing Vermont and Massachusetts markets. This is a good match for both companies and we have worked well together to set the stage to move forward as a combined entity."

John D. Hashagen, Jr., President and Chief Executive Officer of Vermont Financial stated, "We are pleased to join forces with Chittenden to produce a strong, diversified commercial banking company. Our combined financial expertise and experience will provide our customers with the best financial services available in the market."

Chittenden Corporation is a bank holding company headquartered in Burlington, Vermont. With this acquisition, Chittenden's subsidiary banks are Chittenden Bank, Vermont National Bank, United Bank, The Bank of Western Massachusetts, and Flagship Bank and Trust Company. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector. To find out more about Chittenden and its products and services, please visit our web site at www.chittenden.com. Chittenden Corporation news releases, including earnings announcements, are available via fax by calling 800-758-5804. The six-digit code is 124292.

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